NORTEK, INC.                                                        EXHIBIT 12.1
CALCULATION OF EARNINGS TO FIXED CHARGES
(AMOUNTS IN MILLIONS)

                                                            YEAR ENDED DECEMBER 31,                   THREE MONTHS ENDED
                                             1996      1997      1998      1999      2000        APRIL 1, 2000   MARCH 31, 2001
                                             ----      ----      ----      ----      ----        -------------   --------------
EARNINGS(LOSS):
Earnings(Loss) from Continuing Operations  $ 23.7    $ 26.4    $ 34.0    $ 49.3    $ 41.6           $ 4.0           $ (2.4)
Income Tax Provision (Benefit)               14.9      16.3      27.3      40.7      34.0             3.4             (2.1)
                                             ----      ----     -----     -----     -----            ----             ----
  "Earnings(Loss)"                         $ 38.6    $ 42.7    $ 61.3    $ 90.0    $ 75.6           $ 7.4           $ (4.5)
                                             ====      ====     =====     =====     =====            ====             ====

FIXED CHARGES:
  Interest Expense including Amortization
    of Debt Expense and Discount           $ 28.4    $ 50.2    $ 86.3    $ 96.5    $ 97.4          $ 24.3           $ 25.3
  Interest Portion of Rental Expense          2.0       2.6       4.5       4.4       5.3             1.4              1.2
                                             ----      ----     -----     -----     -----            ----             ----
    "Fixed Charges"                        $ 30.4    $ 52.8    $ 90.8    $100.9    $102.7          $ 25.7           $ 26.5
                                             ====      ====     =====     =====     =====            ====             ====

Earnings Available for Fixed Charges       $ 69.0    $ 95.5    $152.1    $190.9    $178.3          $ 33.1           $ 22.0

Ratio of Earnings to Fixed Charges            2.3       1.8       1.7       1.9       1.7             1.3              N/A*

* Not applicable, since ratio is less than 1.0:1. Such earnings were insufficient to cover fixed charges by approximately $4.5 million.